Exhibit 99.2

CalAmp Announces Planned Retirement of Chief Financial Officer Rick Vitelle

IRVINE, CA, December 21, 2016 -- CalAmp (NASDAQ: CAMP) today announced that its Executive Vice President, Chief Financial Officer and Corporate Secretary, Rick Vitelle, plans to retire from the company after sixteen years of service. Mr. Vitelle will remain as CFO until his successor is found, to ensure an orderly and seamless transition. The company has initiated a comprehensive search to identify Mr. Vitelle’s successor, and once a CFO is on board, Mr. Vitelle will remain with the company during a transition period.

“I am grateful for the contributions Rick has made to our company as CFO over the years," said CalAmp’s President and Chief Executive Officer, Michael Burdiek. “He has been an invaluable partner and has played a fundamental role in the company’s successful transformation. Rick has played an integral role in our growth and expansion and most recently helped the company with the successful acquisition and integration of LoJack.”

Mr. Vitelle added, "I am proud of what CalAmp has accomplished since I joined the company, and I believe CalAmp is on the right trajectory for long-term growth and profitability. When hired, I look forward to working closely with the new CFO to ensure a seamless transition."

Mr. Vitelle’s career has spanned 40 years, and he has served as the Chief Financial Officer of CalAmp since 2001. Prior to joining CalAmp, Mr. Vitelle served as Vice President of Finance and Administration and CFO of SMTEK International Inc. (formerly known as DDL Electronics Inc.). Earlier in his career, Mr. Vitelle served as a Senior Manager with PricewaterhouseCoopers.

About CalAmp

CalAmp (NASDAQ: CAMP) is a pure-play pioneer in the connected vehicle and broader Industrial Internet of Things marketplace. The Company's extensive portfolio of intelligent communications devices, robust and scalable telematics cloud services, and targeted software applications streamline otherwise complex Machine-to-Machine (M2M) deployments. These solutions enable customers to optimize their operations by collecting, monitoring and efficiently reporting business-critical data and desired intelligence from high-value mobile and remote assets. CalAmp is headquartered in Irvine, California and has been publicly traded since 1983. For more information, please visit www.calamp.com.

AT CALAMP:	AT NMN ADVISORS:
Nadine Traboulsi	Nicole Noutsios
Vice President, Corporate Marketing	SVP, Corporate Development
(949) 600-5642	(510) 315-1003
ntraboulsi@calamp.com	nicole@nmnadvisors.com